Exhibit 10.1
Dated
September 30, 2008
Share Purchase Agreement
TELECOM FM HOLDINGS LIMITED
and
SUNAIR SERVICES CORPORATION
47 Castle Street
Reading RG1 7SR
and
1 Crown Court
Cheapside
London EC2V 6LR
and
The Anchorage
34 Bridge Street
Reading RG1 2LU
Ref: KRF/ Mulford, Colin

THIS AGREEMENT is dated the 30th of September, 2008
PARTIES
(1)	SUNAIR SERVICES CORPORATION incorporated in Florida, United States of America, whose registered office is at 595 S. Federal Highway, Suite 500, Boca Raton, Florida 33432, United States of America (“the Seller”);

(2)	TELECOM FM HOLDINGS LIMITED incorporated and registered in England and Wales with company number 6705184 whose registered office is at 47 Castle Street, Reading, Berkshire RG1 7SR (“the Buyer”).
BACKGROUND
(A)	The Company has an issued share capital of 1000 ordinary shares of £1.00 each.

(B)	The Seller is the legal and beneficial owner of the Sale Shares comprising all of the issued share capital of the Company.

(C)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this Agreement.
AGREED TERMS
1.	INTERPRETATION
1.1	The definitions and rules of interpretation in this clause apply in this Agreement.
“Business Day” a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business;
“Buyer’s Solicitors” Pitmans Solicitors, 47 Castle Street, Reading, Berkshire, RG1 7SR;
“Company” Telecom FM Limited, a company incorporated and registered in England and Wales with company number 05227024 whose registered office is at 895 Plymouth Road Trading Estate, Slough, Berkshire, SL1 4LP further details of which are set out in Part 1 of Schedule 1;
“Companies Acts” the Companies Act 1985 and the Companies Act 2006;
“Completion” completion of the sale and purchase of the Sale Shares in accordance with this Agreement;
“Completion Date” the date of this Agreement;
“Connected” in relation to a person, has the meaning contained in section 839 of the ICTA 1988;
“Continuing Charge” the deposit deed created on 5 October 2004 in favour of Slough Trading Estate Limited;

“Director(s)” each person who is a director or shadow director of the Company or any of the Subsidiaries, the names of whom are set out in Part 1 of Schedule 1;
“Effective Date”1 September 2008;
“Encumbrance” any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement;
“Group” in relation to a company (wherever incorporated) that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group;
Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time;
“Management Accounts Date” 30 August 2008;
“Permitted Payments” any payments made by the Company or any other member of its Group to the Seller or persons Connected with it since the Management Accounts Date and as set out in the agreed form list of permitted payments set out in Schedule 5;
“Property” the leasehold property at 895 Plymouth Road Trading Estate, Slough, Berkshire, SL1 4LP, details of which are set out at Part 1 of Schedule 5;
“Purchase Price” the purchase price for the Sale Shares to be paid by the Buyer to the Seller in accordance with clause 3;
“Sale Shares” the 1000 ordinary shares of £1 each in the Company, all of which have been issued and are fully paid;
“Seller’s Solicitors” Akerman Senterfitt of Las Olas Centre II, Suite 1600, 350 East Las Olas Boulevard, Fort Lauderdale, FL 33301;
“Subsidiary” in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 736 of the Companies Act 1985 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company;
Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time;
“Tax” all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto, and “Taxation” shall have the same meaning;

“Transaction” the transaction contemplated by this Agreement or any part of that transaction;
“Warranties” the representations and warranties in clause 7, Schedule 3 and Schedule 5;
1.2	Clause and schedule headings do not affect the interpretation of this Agreement.

1.3	A person includes a corporate or unincorporated body.

1.4	Words in the singular include the plural and in the plural include the singular.

1.5	A reference to one gender includes a reference to the other gender.

1.6	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force at the date of this Agreement, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it.

1.7	Writing or written includes faxes but not e-mail.

1.8	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9	References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.10	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

1.11	References to “Subsidiary” or “Subsidiaries” are references to a Subsidiary.
2.	SALE AND PURCHASE

On the terms of this Agreement, the Seller shall sell and the Buyer shall buy, with effect from the Effective Date, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

3.	PURCHASE PRICE
3.1	The Purchase Price is $2,400,000, paid in cash by the Buyer at Completion by telegraphic transfer to the Seller (the “Consideration”).

3.2	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyers for breach of any Warranty.
4.	INTER-COMPANY DEBT
4.1	Subject to this clause 4, the outstanding inter-company debt between the Company and the Seller in the sum of $1,213,583 (“Inter-Company Debt”) shall be paid in cash by the Buyer at Completion (“Inter-Company Debt Payment”).

4.2	The Inter-Company Debt Payment is payable in cash by telegraphic transfer by the Buyer to the Seller.
5.	WORKING CAPITAL
5.1	The Seller hereby undertakes that:
5.1.1	save for Permitted Payments, from the Management Accounts Date to Completion:
5.1.1.1	no transfers of value outside the ordinary course of business (including dividends, distributions, returns of capital, acquisitions or disposals of assets) have been made to the Seller or persons Connected with it by the Company and no debt or amount owing to the Company has been waived or forgiven by the Seller or persons Connected with it other than trading debts or amounts in the ordinary course of business;

5.1.1.2	no indemnity or waiver has been granted by the Company in favour of the Seller or any persons Connected with it;

5.1.1.3	it has not made or entered into any agreement or arrangement with the Company relating to any matter referred to in this clause 5.
5.1.2	the Transaction will not oblige the Company to pay any bonus, incentive or other payment to the Seller or any person Connected with it.
6.	COMPLETION
6.1	Completion shall take place on the Completion Date when each of the parties shall comply with the provision of clauses 6.2 and 6.3.

6.2	At Completion the Seller shall:
6.2.1	deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 2;

6.2.2	deliver any other documents referred to in this Agreement as being required to be delivered by the Seller.
6.3	At Completion the Buyer shall:
6.3.1	pay the Purchase Price and the Inter-Company Debt by telegraphic transfer to the Seller OR Seller’s Solicitors (who are irrevocably authorised to receive the same) and otherwise in accordance with clauses 3.1 and 4.2. Payment made in accordance with this clause shall constitute a valid discharge of the Buyer’s obligations under clauses 3.1 and 4.2;

6.3.2	deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this Agreement, and any other documents referred to in this Agreement as being required to be delivered by it.
6.4	At any time after Completion the Seller shall provide any records, correspondence, documents, files, memoranda, statutory books and other papers requested by the Buyer relating to the Company which are readily assessable by the Seller (at the Buyer’s registered office for the time being). Buyer acknowledges that Seller may retain a copy of any such documents for its records.
7.	WARRANTIES
7.1	The parties are entering into this Agreement on the basis of, and in reliance on, the Warranties.

7.2	Each party warrants and represents to the other party that each Warranty provided by such party is true, accurate and not misleading on the date of this Agreement.

7.3	Without prejudice to the right of a party to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading, the party making such Warranty shall pay to the other party on demand:
7.3.1	the amount necessary to put such party into the position they would have been in if the Warranty had not been breached or had not been untrue or misleading; and

7.3.2	all costs and expenses (including, without limitation, damages, claims, demands, proceedings, costs, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) incurred by such party as a result of such breach or of the Warranty being untrue or misleading (including a reasonable amount in respect of management time).

A payment made in accordance with the provisions of this clause 7.3 shall include any amount necessary to ensure that, after any Taxation of the payment, such party is left with the same amount it would have had if the payment was not subject to Taxation.

7.4	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.
8.	PROPERTY [INTENTIONALLY LEFT BLANK]

9.	RESTRICTIONS ON THE SELLER
9.1	The Seller covenants with the Buyer that it shall not :
9.1.1	at any time during the period of three years beginning with the Completion Date, in any geographic areas in which any business of the Company or any of the Subsidiaries was carried on at the Completion Date, carry on or be employed, engaged or interested in any business which would be in competition with any part of any business carried on at the Completion Date by the Company; or

9.1.2	at any time during the period of three years beginning with the Completion Date, canvass, solicit or otherwise seek to sell any products to a client or customer of the Company which would be in competition with any part of the business carried on at the Completion Date by the Company;

9.1.3	at any time during the period of three years beginning with the Completion Date:
a.	offer employment to, enter into a contract for the services of, or attempt to entice away from the Company, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed directly or indirectly engaged in an executive or managerial position with the Company; or

b.	procure or facilitate the making of any such offer or attempt by any other person; or
9.1.4	at any time after Completion, use in the course of any business other than in its disclosure documents required by law:
a.	the words “Telecom FM”; or

b.	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company and which is set forth on Schedule 6 attached hereto.
9.1.5	at any time during a period of three years beginning with the Completion Date, solicit or entice away from the Company any supplier to the Company who had supplied goods and/or services to the Company at any time during the twelve months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company.
9.2	The covenants in this clause 9 are intended for the benefit of the Buyer, the Company and apply to actions carried out by the Seller or any of the Subsidiaries in any capacity, on the Seller’s or any of its Subsidiaries’ own behalf, on behalf of any other person or jointly with any other person.

9.3	Nothing in this clause 9 prevents the Seller or any of its Subsidiaries from holding for investment purposes only not more than 3% of any class of shares or securities of any company traded on the New York Stock Exchange.

9.4	Each of the covenants in this clause 9 is a separate undertaking by the Seller and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 9. Each of the covenants in this clause 9 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

9.5	The consideration for the undertakings contained in this clause 9 is included in the Purchase Price.
10.	CONFIDENTIALITY AND ANNOUNCEMENTS
10.1	Except so far as Seller determines in good faith that disclosure may be required by law or by the terms of any listing agreement with or requirements of a securities exchange, the Seller shall not at any time disclose to any person or use to the detriment of the Company this Agreement or any trade secret or other confidential information which it holds in relation to the Company and its affairs.

10.2	No party shall make any announcement relating to this Agreement or its subject matter without the prior written approval of the other party except as required by law or by any legal or regulatory authority (in which case the parties shall co-operate, in good faith, in order to agree the content of any such announcement so far as practicable prior to it being made).

11.	FURTHER ASSURANCE
11.1	Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated herein.

11.2	The Company shall provide reasonable access to the Seller, to its books and records, and appropriate officers and employees to enable the Seller to complete its final audit of the Company (“Final Audit”). The Company shall, and shall cause the Company’s auditors to, cooperate with Seller’s auditors from time to time in connection with the Final Audit. The Company shall ensure the execution and delivery by the Company and its officers of the necessary customary audit representation letters.

11.3	The Company agrees that, where reasonable, it shall, for a period of seven (7) years from the Effective Date, preserve all records that are deemed to support the financial statements of the Company for the periods prior to the Effective Date and that it shall permit the Seller (or its authorised employees and representatives) access to and the right to copy said records.
12.	ASSIGNMENT
12.1	Except as provided otherwise in this Agreement, and except for the assignment by Seller to a successor in interest to Seller’s business, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it.

12.2	Each party that has rights under this Agreement is acting on its own behalf.

12.3	The Buyer may assign its rights under this Agreement (or any document referred to in this Agreement) but not its obligations to a member of its Group or to any person to whom it transfers the Sale Shares.

12.4	If there is an assignment:
12.4.1	the Seller may discharge its obligations under this Agreement to the assignor until it receives notice of the assignment; and

12.4.2	the assignee may enforce this Agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this Agreement.

13.	WHOLE AGREEMENT
13.1	This Agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

13.2	Nothing in this clause 13 operates to limit or exclude any liability for fraud.

13.3	The Buyer, having reviewed the Seller’s undertakings, representations, warranties, covenants or agreements contained herein or in the documents referred to in this Agreement and having confirmed with Colin Mulford, is not aware that any such undertakings, representations, warranties, covenants or agreements are false or misleading.
14.	VARIATION AND WAIVER
14.1	Any variation or amendment of this Agreement shall be in writing and signed by or on behalf of the parties.

14.2	Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

14.3	No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

14.4	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

14.5	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.
15.	COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

16.	NOTICE
16.1	A notice given under this Agreement:
16.1.1	shall be in writing;

16.1.2	shall be sent for the attention of the person, and to the address or fax number, specified in this clause 16 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this clause 16); and

16.1.3	shall be:
a.	delivered personally; or

b.	sent by fax; or

c.	sent by pre-paid first-class post or recorded delivery; or

d.	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.
16.2	The addresses for service of notice are:
16.2.1	Sunair Services Corporation 595 South Federal Highway, Suite 500 Boca Raton, FL 33432 for the attention of: Jack I. Ruff fax number: (561) 955-7333

16.2.2	Newco Limited
a.	address:

b.	for the attention of: Colin Peter Mulford

c.	fax number:
16.3	A notice is deemed to have been received:
16.3.1	if delivered personally, at the time of delivery; or

16.3.2	in the case of fax, at the time of transmission; or

16.3.3	in the case of pre-paid first class post, recorded delivery, two Business days from the date of posting; or

16.3.4	in the case of registered airmail, six Business Days from the date of posting; or

16.3.5	if deemed receipt under the previous paragraphs of this clause 16.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.
16.4	To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

17.	SEVERANCE
17.1	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

17.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.
18.	AGREEMENT SURVIVES COMPLETION

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion for a period of three (3) years in the case of Sections 7 and 9, seven (7) years in the case of Section 11, and one (1) year in the case of all other sections of the Agreement.

19.	THIRD PARTY RIGHTS
19.1	Subject to clause 19.2, this Agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

19.2	The following provisions are intended to benefit future buyers of the Sale Shares from the Buyer and, where they are identified in the relevant clauses, the Company and the Subsidiaries and shall be enforceable by them to the fullest extent permitted by law:
19.2.1	clause 7 and Schedule 3;

19.2.2	clause 9;

19.2.3	clause 10; and

19.2.4	clause 17.
19.3	Each party represents to the other that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.
20.	SUCCESSORS

The rights and obligations of the Seller and the Buyer under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

22.	GOVERNING LAW AND JURISDICTION
22.1	This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

22.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.
This Agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Particulars of the Company
Part 1 — The Company

Name:	Telecom FM Limited
Previous Names:	Sunair Communications Limited (changed on 4 November 2004)
Registration number:	05227024
Registered office:	895 Plymouth Road Trading Estate, Slough, Berkshire, SL1 4LP
Authorised share capital	1000 ordinary shares of £1 each
Issued share capital	1000 ordinary shares of £1 each
Registered shareholders (and number of Sale Shares held):	Sunair Services Corporation 1000 ordinary shares of £1 each
Beneficial owners of Sale Shares (if different) (and number of Sale Shares beneficially owned):
Directors and shadow directors:	Colin Peter Mulford 17.09.1958 British The Priory 79 Peddars Lane Stanbridge Leighton Buzzard, Bedfordshire LU7 9JD
Secretary:	John Michael Byrski 28.03.1953 34 The Knoll Old Town Swindon Wiltshire SN1 4DQ
Auditor
Registered charges	Deposit Deed created 5 October 2004 in favour of Slough Trading Estate Limited. £23,100 to be held in an interest earning account at the National Westminster Bank Plc in the name of Slough Estates Finance Plc, marked “Deposit Account re: Sunair Communications Limited”.

Schedule 2 Completion
Part 1 — What the Seller shall deliver to the Buyer at Completion
1.	At Completion, the Seller shall deliver or cause to be delivered to the Buyer the following documents and evidence:
1.1	a duly executed transfer of the Sale Shares executed by the registered holders in favour of the Buyer;

1.2	the relevant share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

1.3	in relation to the Company, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;
1.3.1	documents evidencing the removal of John Hayes as a Director with the Company.
1.4	evidence, in agreed form, that the Company has been discharged from any responsibility for the indebtedness, or for the default in the performance of any obligation, of Seller or persons Connected with it;

1.5	save in respect of the Continuing Charge which will remain in place all charges, mortgages, debentures and guarantees to which the Company is a party;

1.6	the Disclosure Letter in duplicate signed for and on behalf of the Vendor; and

1.7	a certificate in the agreed form confirming settlement in full and final payment of the Inter-Company Debt.

Part 2 — Matters for the board meetings at Completion
1.	On Completion the Sellers shall cause a board meeting of the Company to be held at which the said transfer of the Sale Shares shall be passed for registration and registered (subject to the same being duly stamped which shall be at the cost of the Buyer);

2.	In addition, on Completion the Sellers shall cause a further board meeting of the Company to be held at which the bank security documents and the financial assistance and whitewash procedures in compliance with the requirements of sections 151 to 158 of the Companies Act 1985 would be entered into; and

Schedule 3 Seller Warranties
Part 1 — General warranties
1.	POWER TO SELL THE COMPANY
1.1	The Company is a limited company, duly incorporated under the laws of England and Wales, has obtained all corporate authorisations and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms and the other documents referred to in it.

1.2	This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default (or in such case, an appropriate waiver or release shall be provided) under any of the following:
1.3.1	any agreement or instrument to which the Seller is a party or by which it is bound; or

1.3.2	any order, judgment, decree or other restriction applicable to the Seller.
2.	SHARES IN THE COMPANY AND TITLE AND CAPACITY
2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	The Seller is the sole legal and beneficial owner of the Sale Shares.

2.3	The Sale Shares are free from all Encumbrances and no commitment has been given to create an Encumbrance affecting the Sale Shares.

2.4	No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.5	The Seller has full power and authority and has taken all action necessary to execute and deliver and to exercise its rights and perform its obligations under this Agreement and each of the documents in the agreed form to be executed on or before Completion which constitute valid and binding obligations on the Seller in accordance with their terms.

2.6	The Seller is entitled to sell and transfer the full legal and beneficial ownership in the Sale Shares to the Buyer and such sale will not result in any breach of or default under any agreement or other obligation binding upon the Seller (or in such case, an appropriate waiver or release shall be provided).

2.7	There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against the Seller in respect of the Sale Shares or the Seller’s entitlement to dispose of such Sale Shares and there are no facts known to the Sellers which might give rise to any such proceedings or any such dispute.

2.8	The Seller has not done, omitted to do anything or committed the Company to do anything, including entering into any contractual commitments which commits the Company to any obligation or liability whatsoever.

Schedule 4 Particulars of Property
Part 1 — Leasehold property

Description of the Property	Premises: A single story single span end of terrace steel frameed business unti with a mezzanine floor to approximately half of the unit.
Landlord	Slough Trading Estate Limite (1184323)
Contractual date of termination of lease	25 February 2009
Tenant	Sunair Communications Limited (now named Telecom FM Limited)

Schedule 5 Buyer Warranties
Part 1 — General warranties
1.	POWER TO BUY THE COMPANY
1.1	The Buyer is a limited company, duly incorporated under the laws of England and Wales, has obtained all corporate authorisations and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms and the other documents referred to in it.

1.2	This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Buyer in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default (or in such case, an appropriate waiver or release shall be provided) under any of the following:
1.3.1	any agreement or instrument to which the Buyer is a party or by which it is bound; or

1.3.2	any order, judgment, decree or other restriction applicable to the Buyer.
2.	OTHER
2.1	The Buyer has full power and authority and has taken all action necessary to execute and deliver and to exercise its rights and perform its obligations under this Agreement and each of the documents in the agreed form to be executed on or before Completion which constitute valid and binding obligations on the Buyer in accordance with their terms.

2.2	The Buyer is acquiring the Company for its own account and has no present intent to sell the Company.

2.3	The Buyer having conferred with Colin Mulford, is not aware of any prior action by the Company to delay the recognition of revenue, other than consistent with the past practice and to its knowledge, having conferred with Colin Mulford, believes the management accounts of the Company as at the Management Accounts Date are accurate in all material respects.

Schedule 6
TFM
TelecomFM Holdings
Telecomfm.co.uk

Signed by Jack I. Ruff for and on behalf of SUNAIR SERVICES CORPORATION	/s/ Jack I. Ruff President and Chief Executive Officer

Signed by COLIN PETER MULFORD for and on behalf of TELECOM FM HOLDINGS LIMITED	/s/ Colin Peter Mulford Director